EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, FD
(212) 850-5651
Stephanie Rich, FD
(212) 850-5706

SPORT CHALET REPORTS THIRD QUARTER FISCAL 2009 RESULTS

Los Angeles, California – (February 11, 2009) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its third fiscal quarter ended December 28, 2008.

Third Quarter Results
Sales decreased 10.3% to $104.6 million for the third quarter of fiscal 2009 from $116.6 million for the third quarter of fiscal 2008.  Eight new stores not included in same store sales contributed $4.7 million in sales for the quarter while same store sales decreased 15.4%.  Same store sales were negatively impacted primarily by soft macroeconomic conditions, which included weak housing trends, rising unemployment, and the state budget crisis, as well as unseasonably warm weather in the Company’s core markets.

Gross profit as a percent of sales was 22.3% compared to 30.2% for the third quarter of last year.  The decline was primarily due to increased promotional activity, increased rent as a percent of sales in newer stores and increased use of Action Pass as consumers accumulate points that allow for certain reward certificates to be used toward their purchases.  Selling, general and administrative expenses as a percent of sales increased to 27.8% from 26.2% in the same period last year, reflecting the decrease in comparable store sales, the expenses associated with new stores which take time to ramp up and an increase in professional fees.

For the three months ended December 28, 2008, the Company recorded a non-cash impairment charge of $10.7 million pre-tax, or $0.76 per diluted share, related to certain stores.  In addition, a tax provision of $11.6 million was recorded for the three months ended December 28, 2008 as there was no valuation allowance on the net deferred tax assets at September 28, 2008.  Based on the magnitude of the third quarter fiscal 2009 loss, the cumulative losses to date in fiscal 2009 and other available objective evidence, the Company concluded that a valuation allowance equal to all of the net deferred tax assets should be recorded.  The combined total of the non-cash impairment charge and valuation allowance was $22.3 million, or $1.58 per diluted share.

Excluding the non-cash impairment charge and the affect of the valuation allowance in the third quarter of fiscal 2009 as well as a non-cash impairment charge of $2.1 million pre-tax, or $0.09 per diluted share, recorded in the third quarter of the prior fiscal year, net loss was $10.1 million, or $0.71 per diluted share, compared to net income of $0.6 million, or $0.04 per diluted share, for the third quarter last year.  Including the non-cash impairment charge and valuation allowance, net loss for the third quarter of 2009 was $32.4 million, or $2.29 per diluted share, compared to a net loss of $0.7 million, or $0.05 per diluted share, for the third quarter last year.

Craig Levra, Chairman and CEO, stated, “During this unprecedented time in the economic history of our country, we continued to experience a challenging retail environment and decreased consumer spending.  This, combined with unseasonably warm weather, negatively impacted our top and bottom line performance.  As a result, we accelerated our promotional activity and cost reduction initiatives, which we believe are essential as we navigate through these difficult times.  At the same time, our team successfully managed aged inventory to a historical low.  We are leaving no stone unturned to reduce costs while also improving our operations and meeting the needs for our customers.”

Nine-Month Results
For the nine months ended December 28, 2008, sales decreased 5.8% to $288.1 million from $305.8 million for the first nine months of the prior year.  Sales from eleven new stores not included in same store sales contributed $15.1 million to total sales for the first nine months of fiscal 2009.  Same store sales decreased 11.1% for the nine-month period.

Gross profit as a percent of sales was 24.9% for the nine months ended December 28, 2008 compared to 29.8% in the same period last year.  The decline was due to increased promotional activity as well as increased rent as a percent of sales in newer stores and increased use of Action Pass.  Selling, general and administrative expenses as a percent of sales for the nine-month period was 29.0% compared to 25.9% in the same period of fiscal 2008, reflecting a decrease in comparable store sales, increased expenses from new stores and an increase in professional fees.

Excluding the non-cash impairment charge from both fiscal years and the affect of the valuation allowance in the current fiscal year, net loss was $24.6 million, or $1.74 per diluted share, compared to net income of $0.7 million, or $0.05 per diluted share, for the same period last year.  Including the aforementioned non-cash impairment charge and an income tax valuation charge of $5.8 million, or $0.41 per diluted share for the nine months ended December 28, 2008, net loss was $41.1 million, or $2.91 per diluted share, for the nine months ended December 28, 2008, compared to a net loss of $0.6 million, or $0.04 per diluted share, for the same period last year.

Craig Levra, Chairman and CEO, concluded, “Given that we expect fiscal 2009 will continue to be extremely challenging, we will maintain our prudent approach toward managing all areas of the organization. As such, we have appropriately reduced our capital expenditures for the year including our store opening program and other discretionary costs. We will continue to focus on strengthening our balance sheet to improve our cash flow and ensure that we have the appropriate resources to fund our operations, despite ongoing pressure on our top line. While we remain committed to meeting the challenges posed by the weak macroeconomic conditions across all of our markets, the Board of Directors continues to evaluate all strategic alternatives to achieve maximum value for Sport Chalet shareholders.”

Strategic Alternatives Review
As previously announced on February 2, 2009, Sport Chalet’s Board of Directors retained Wedbush Morgan to evaluate strategic alternatives for the Company.  The review process may include, among others, such alternatives as raising additional capital, amending or replacing the Company's current bank credit facility, further reducing expenses, or continuing to execute the Company's current operating plan.  No timetable has been set for completion of the review.  The Company has no commitment or agreement with respect to any transaction, and there can be no assurance that any transaction will result.  The Company does not plan to make any further comment on the review until the review is complete.

Non-GAAP Financial Measures
In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding net loss and loss per diluted share adjusted for non-cash charges.  These measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management, analysts and investors can use to compare operating results between reporting periods.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

SPORT CHALET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
	(in thousands, except per share amounts)
Net sales	$104,562	$116,558	$288,139	$305,781
Cost of goods sold, buying and
occupancy costs	81,237	81,310	216,510	214,671
Gross profit	23,325	35,248	71,629	91,110

Selling, general and
administrative expenses	29,107	30,546	83,582	79,069
Impairment charge	10,730	2,077	10,730	2,077
Depreciation and amortization	3,700	3,279	10,967	9,767
(Loss) income from operations	(20,212)	(654)	(33,650)	197

Interest expense	571	490	1,650	1,206
Loss before taxes	(20,783)	(1,144)	(35,300)	(1,009)

Income tax provision (benefit)	11,593	(462)	5,823	(402)
Net loss	$(32,376)	$(682)	$(41,123)	$(607)

Loss per share:
Basic	$(2.29)	$(0.05)	$(2.91)	$(0.04)
Diluted	$(2.29)	$(0.05)	$(2.91)	$(0.04)

Weighted average number of
common shares outstanding:
Basic	14,123	14,087	14,123	14,060
Diluted	14,123	14,087	14,123	14,060

SPORT CHALET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 28,	March 30,
	2008	2008
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$12,992	$3,894
Accounts receivable, net	3,312	1,359
Merchandise inventories	108,618	86,145
Prepaid expenses and other current assets	2,455	6,170
Income tax receivable	1,364	1,405
Deferred income taxes	-	3,349
Total current assets	128,741	102,322

Fixed assets, net	59,147	66,619
Deferred income taxes	-	2,374
Total assets	$187,888	$171,315

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$37,422	$28,035
Loan payable to bank	55,204	17,216
Salaries and wages payable	3,527	4,620
Other accrued expenses	22,972	13,254
Total current liabilities	119,125	63,125

Deferred rent	25,629	24,221
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares – 12,359,990 at
December 28, 2008 and March 30, 2008	124	124
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – 1,763,321 at
December 28, 2008 and March 30, 2008	18	18
Additional paid-in capital	34,382	34,094
Retained earnings	8,610	49,733
Total stockholders’ equity	43,134	83,969
Total liabilities and stockholders’ equity	$187,888	$171,315

SPORT CHALET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	December 28, 2008	December 30, 2007
	(in thousands)
Operating activities
Net loss	$(41,123)	$(607)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	10,967	9,767
Impairment charge	10,730	2,077
Loss on disposal of equipment	179	64
Share-based compensation	278	188
Deferred income taxes	5,723	1,649
Changes in operating assets and liabilities:
Accounts receivable	(1,953)	3,368
Merchandise inventories	(22,473)	(19,076)
Prepaid expenses and other current assets	3,715	(597)
Income tax receivable	41	(2,375)
Accounts payable	9,387	9,400
Salaries and wages payable	(1,093)	(1,364)
Other accrued expenses	9,718	7,160
Deferred rent	1,408	1,131
Net cash (used in) provided by operating activities	(14,496)	10,785

Investing activities
Purchase of fixed assets	(14,404)	(17,834)
Net cash used in investing activities	(14,404)	(17,834)

Financing activities
Proceeds from bank borrowing	222,419	91,221
Repayments of bank borrowing	(184,431)	(80,998)
Proceeds from exercise of stock options	-	320
Tax benefit on employee stock options	10	300
Net cash provided by financing activities	37,998	10,843

Increase in cash and cash equivalents	9,098	3,794
Cash and cash equivalents at beginning of period	3,894	3,841
Cash and cash equivalents at end of period	$12,992	$7,635

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$-	$-
Interest	1,129	1,072